Exhibit 10.2

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (the “Agreement”) is made this 8th day of December, 2005, by and among PROSPERITY BANK, a Texas banking association, and PROSPERITY BANCSHARES, INC., having principal places of business at 1301 North Mechanic Street, El Campo Texas and Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas, respectively (collectively referred to as the “Companies”), and D. MICHAEL HUNTER, currently Vice Chairman of Prosperity Bancshares and a Director of Prosperity Bank (referred to as “Director”), who resides at 33 Curlew Drive, Rockport, Texas. Each of the Companies and Director is a “Party” and, collectively, they are sometimes referred to herein as the “Parties.”

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual agreements of the Parties contained herein and in that certain Termination Agreement between the Parties of even date herewith, and other good and valuable consideration described herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree, as follows:

1.	This Agreement shall be effective as of December 8, 2005, and shall continue through February 29, 2008 (the “Non-Competition Period”).

2.	The Companies agree to pay the Director as consideration for the non-competition agreements contained herein a total of $50,000.00 for the duration of the Non-Competition Period, to be paid in monthly installments of $1,851.85 through the end of the Non-Competition Period; provided, however, that said monthly payment shall be less the monthly premium (in effect for employees of Prosperity Bank) for medical and dental insurance for the Director and his spouse.

3.	Director was elected to serve as a member of the Board of Directors of Prosperity Bancshares, Inc. at the annual shareholders’ meeting in 2005. Director was elected to serve as a member of the Board of Directors of Prosperity Bank at its October 19, 2004 meeting to serve as a member of that Board effective March 1, 2005. The Director shall continue to serve as a director and Vice Chairman of Prosperity Bancshares, Inc. pursuant to the bylaws of each of the respective Companies, as applicable.

4.

Director is authorized to incur reasonable business expenses for promoting the business of the Companies, including expenditures for entertainment, meals and travel (including, without limitation, trade association convention attendance), country club dues, and other similar business expenses. The Companies will reimburse the Director from time to time for all such business expenses, provided that Director presents the Companies with appropriate documentation of such expenditures in accordance with the Companies’ established procedures relating to such reimbursements. During the Non-Competition Period, the Companies shall:

a.	reimburse Director for his membership dues at the Corpus Christi Yacht Club, Corpus Christi, Texas; the Coronado Club, Houston, Texas; the Rockport Country Club, Rockport, Texas; and the Key Alegra Yacht Club, Rockport, Texas;

b.	provide Director with the Employer owned automobile he is currently using throughout the Non-Competition Period;

c.	provide Director with an annual cell phone allowance of $1,200.00, paid through the normal payroll practices of Employer; and

d.	furnish Director with an office in the Companies’ current banking center in Rockport, Texas and other business facilities and services sufficient to carry out his duties of office (provided, however, that if the Companies should sell their current Rockport banking facility, Director shall be provided with an office in another location in Rockport, Texas).

5.	Director shall be eligible to receive a bonus under any bonus plan approved by the Bank’s Board of Directors for that calendar year; provided, however, that Director will not be eligible for any bonus until the 2006 calendar year. Director shall be entitled to participate in stock based incentive compensation programs administered by the Board of Directors of Prosperity Bancshares, Inc. pursuant to the plans then in effect.

6.1	Non-Disclosure Obligations.

a.

“Confidential Information” means and includes the Companies’ confidential and/or proprietary information and/or trade secrets, including those obtained by the acquisition of FirstCapital Bank ssb, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to: any information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; including contact names, services provided, pricing, type and amount of services used, financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Director acknowledges that the Companies’ business is highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by the Companies in their business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Companies.

b.	Director agrees that he will not, at any time during, or after termination of, the Non-Competition Period, for any reason, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of the Companies, to third parties, or make any use thereof, directly or indirectly. Director also agrees that he will deliver promptly to the Companies upon the Companies’ request, without retaining any copies, all documents and other material in the Director’s possession relating, directly or indirectly, to any Confidential Information or other information of the Companies, or Confidential Information regarding third parties, learned as a Director.

6.2	Prior to the date of this Agreement, the Companies provided Director with Confidential Information relating to the Companies’ business and specialized training regarding the Companies’ methodologies and business strategies, which enabled Director to perform his job for the Companies. Director had immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, financing sources, etc., of the Companies. In order to protect the Confidential Information and in order to enforce the Director’s agreement not to disclose Confidential Information, the Parties agree to the non-competition provisions set forth in Sections 6.2 through 6.7.

6.3	Director agrees that, during the Non-Competition Period, Director will not in any capacity for the Companies or others, directly or indirectly:

a.	compete or engage, anywhere in the geographic area comprised of Austin, Corpus Christi, Houston, Victoria, and San Antonio, Texas and the fifty (50) mile radius surrounding those communities (referred to as “Market Area”), in a business similar to that of the Companies, or compete or engage in that type of business which the Companies have plans to engage in, or any business which the Companies have engaged in during the preceding twelve (12) month period, in each case if within the twenty-four (24) months before the termination of Director’s employment, Director had access or potential access to information regarding the proposed plans or the business in which the Companies Employer engaged;

b.	take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in the business of the Companies anywhere within the Market Area. Notwithstanding the foregoing, the Director is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any financial institution conducting business in the Market Area;

c.	call on, service or solicit competing business from customers or prospective customers of the Companies if, within the twelve (12) months before the termination of Director’s employment, Director had or made contact with the customer, or had access to information and files about the customer; or

d.	call on, solicit or induce any director of the Companies whom Director had contact with, knowledge of, or association with in the course of his employment with the Companies to terminate employment from the Companies, and will not assist any other person or entity in such activities.

Notwithstanding the foregoing or anything to the contrary herein, the Parties acknowledge and agree that Directors service on the board of directors of First City Financial is not a breach of any provision of this Agreement.

6.4	Director agrees that his work for the Companies’ competitors during the Non-Competition Period (the date hereof through February 29, 2008) inevitably would lead to Director’s unauthorized use of the Companies’ Confidential Information, even if such use were unintentional. Because it would be impossible, as a practical matter, to monitor, restrain, or police Director’s use of such Confidential Information other than by Director’s not working for a competitor, Director agrees that restricting such employment as set forth in this Agreement is the narrowest way to protect the Companies’ interests, and the narrowest way of enforcing Director’s consideration for the receipt of the Companies’ specialized training and Confidential Information (namely, Director’s promise not to use or disclose that Confidential Information and/or specialized training).

6.5	The Companies provided Director with immediate access to Confidential Information relating to the Companies’ business and to highly specialized training regarding the Companies’ methodologies and business strategies, which enabled him to perform his job for the Companies. Director also had immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc. of the Companies.

6.6	The Companies and Director acknowledge and agree that breach of any of the covenants made by Director in this Agreement would cause irreparable injury to the Companies, which could not sufficiently be remedied by monetary damages; and, therefore, that the Companies shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without posting of any bond, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If the Companies must bring suit to enforce this Agreement the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

6.7	In the event that the Companies shall file a lawsuit in any Court of competent jurisdiction alleging a breach of this Agreement by the Director, then any time period set forth in this Agreement including the time periods set forth above, shall be deemed tolled as of the time such lawsuit is filed and shall remain tolled until such dispute finally is resolved either by written settlement agreement resolving all claims raised in such lawsuit or by entry of a final judgment in such lawsuit and the final resolution of any post-judgment appellate proceedings.

7.1	The Companies may terminate this Agreement upon a determination of Disability (as defined below), such termination to be effective immediately upon written notice to Director. The term “Disability” means Director’s inability to perform his usual services as a member of the Board of Directors of the Companies because of mental or physical illness or injury for six months, which inability to perform will be determined by a physician selected by the Companies. In the event of Director’s death, all further payments under this Agreement shall immediately terminate.

8.1	Upon the expiration of this Agreement for any reason, Director (or Director’s executor or personal representative in the event of his death or Disability) shall, within ten (10) days thereafter, return to the Companies all property of the Companies, including, but not limited to, all keys, credit cards, and all other property of the Companies in Director’s possession.

9.1	Any notices to be given hereunder by either Party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the Parties at the addresses appearing in the introductory paragraph of the Agreement, but each Party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

9.2	This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties with respect to the Non-Competition Period, and contains all of the covenants and agreements between the Parties with respect to such non-competition in any manner whatsoever.

9.3	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

9.4	This Agreement shall not be amended, modified, or altered in any manner exceptin writing signed by both Parties.

9.5	Any failure or delay on the part of either Party to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either Party to require performance of any of the terms, covenants, or provisions of this Agreement by the other Party shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either Party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving Party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

9.6	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement has been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the Parties’ original intent.

9.8	If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

9.9	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.10	This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective heirs, executors, administrators, successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of the Companies and any entity or person that acquires all or substantially all of the assets of the Companies.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

EMPLOYER

PROSPERITY BANCSHARES, INC.

/s/ David Zalman
David Zalman
President and Chief Executive Officer

EMPLOYER

PROSPERITY BANK,

/s/ David Zalman
David Zalman
Senior Chairman and Chief Executive Officer

DIRECTOR

/s/ D. Michael Hunter
D. Michael Hunter